Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION DESIGNATES
NEW OFFICERS

NEW YORK, June 29, 2010 – Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) announced today that Colin Sutherland, President and CEO of Nayarit, will assume the position of President upon consummation of the previously announced Capital Gold and Nayarit Gold business combination. Additionally, Scott Hazlitt, currently Vice President of Mine Development, will assume the role of Chief Operating Officer effective July 1st.  The Company has also initiated a search process for a Chief Executive Officer.

As President, Mr. Sutherland will be responsible for working with the Board to formulate the strategic vision for Capital Gold.  He will also be instrumental in the smooth integration of Nayarit’s Orion project into the Capital Gold portfolio.

Prior to joining Nayarit, Mr. Sutherland was a Director and Chief Financial Officer of Gammon Gold Inc. ("Gammon") from 2004 to 2007, where he was involved in Gammon's growth from an exploration stage company to a producing mining company with a market capitalization of over Cdn $2 billion.  Mr. Sutherland has extensive experience in financing mineral exploration and development projects having been involved in equity and debt financings in excess of $500 million. Mr. Sutherland is a Chartered Accountant and a graduate of St. Francis Xavier University.

“We will be very pleased to welcome Colin Sutherland to Capital Gold. We firmly believe that his previous experience with Gammon and Nayarit will be a great addition to what is already a very strong management team,” said Steve Cooper, Chairman of the Board.

Mr. Hazlitt has extensive experience in the mining business, having held the positions of exploration geologist, mining geologist and mine manager at a variety of companies prior to joining Capital Gold.  His surface and underground work experience, in precious metals, base metals, uranium, and oil shale, applies a well rounded mining perspective to the Company’s operations.  Scott has a Master of Science degree in Economic Geology from Colorado State University and is a registered geologist in the state of California.  He is certified by the American Institute of Professional Geologists (AIPG), which also fulfills the requirements to be designated as a qualified person under Canadian Institute of Mining and Metallurgy (CIM) guidelines for Canadian National Instrument 43-101 reporting standards.

“Scott has been focused on our El Chanate concessions since Capital Gold acquired the project in 2001, so he is intimately involved in all aspects of development at the mine,” said Steve Cooper.  “Working closely with our Mexican mine management team, Scott will continue to orchestrate various mine expansion initiatives at El Chanate, including the in-fill drilling campaign, improvements in various production processes, and development of the third leach pad.  He will also continue to direct the exploration activities at our Saric property, located approximately sixty miles northeast of El Chanate, and will be responsible for integrating Nayarit’s Orion property into our project portfolio.”

As announced in February, 2010, Capital Gold and Nayarit Gold are in the process of seeking shareholder approval with respect to a business combination.

About Capital Gold

Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico.  It also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding effect of the reverse split, a national stock exchange listing, plant upgrades, operating efficiency, estimated future gold production and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com